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                                                                  EXHIBIT 13.A


            DATED 30 NOVEMBER, 2002 WITH EFFECT FROM 29 NOVEMBER, 2002

                             TRIEF CORPORATION S.A.

                                     - and -

                  BEHEER- EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V.


             ------------------------------------------------------

              (Blouin) Call Option Agreement relating to shares in
                           Trader Classified Media NV

             ------------------------------------------------------


                                SLAUGHTER AND MAY
                                 One Bunhill Row
                                London, EC1Y 8YY
                               TP023280009_30.doc

                                   (PWHB/RDXL)

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                         (BLOUIN) CALL OPTION AGREEMENT

THIS AGREEMENT is made on 30 November, 2002 with effect from 29 November, 2002

BETWEEN:-

1. TRIEF CORPORATION S.A. a company registered under the Trade and Commercial Registry of the city of Luxembourg under section B, number 50 162 with its registered office at L - 1050 Dommeldange, 50, rue de Beggen, Luxembourg ("TRIEF"); and

2. BEHEER- EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of The Netherlands, having its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands ("TEWINA").

WHEREAS:-

(A) Trader Classified Media NV (the "COMPANY") is a company limited by shares incorporated in the Netherlands.

(B) Tewina has agreed to grant a call option to Trief on the terms hereinafter contained.

NOW IT IS HEREBY AGREED:

1.   DEFINITIONS

     In this Agreement:

     (A)    the following expressions bear the following meanings namely:-

            "BUSINESS DAY"                  means any day (excluding
                                            Saturday) on which commercial banks
                                            settle payments and are ordinarily
                                            open for general business (including
                                            dealings in foreign exchange and
                                            foreign currency deposits) in London
                                            and which is a TARGET Settlement
                                            Day;

            "CALCULATION AGENT"             means the Calculation Agent
                                            appointed under the Equity Swap
                                            Transaction;

            "CALL OPTION AGREEMENTS"        means this Agreement and the other
                                            call option agreement concluded
                                            between the parties hereto on the
                                            date hereof;

            "CASH DISTRIBUTION"             means in relation to a Share, any
                                            cash dividend, interest or other
                                            cash amount paid by the Company on
                                            or in respect of such Share

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                                        2

            "COMPLETION"                    means completion of the sale and
                                            purchase of the relevant Option
                                            Shares in accordance with the terms
                                            and conditions of this Agreement;

            "CREDIT SUPPORT DOCUMENT"       means the deed of guarantee in terms
                                            of which the Credit Support Provider
                                            guarantees the obligations of Tewina
                                            under this Agreement and the
                                            notarial deed of pledge securing the
                                            obligations under such guarantee,
                                            each dated as of the date of this
                                            Agreement;

            "CREDIT SUPPORT PROVIDER"       means Banita S.A.;

            "DELISTING EVENT"               means any of the following:

                                            (a)    all or a substantial part of
                                                   the Shares or all the assets
                                                   or substantially all the
                                                   assets of the Company are
                                                   nationalised, expropriated or
                                                   are otherwise required to be
                                                   transferred to any
                                                   governmental agency,
                                                   authority or entity;

                                            (b)    by reason of the voluntary or
                                                   involuntary liquidation,
                                                   bankruptcy or insolvency of,
                                                   or any analogous proceeding
                                                   affecting the Company, or by
                                                   reason of any legal or
                                                   regulatory restriction, a
                                                   majority of the holders of
                                                   the Shares become legally
                                                   prohibited or restricted in
                                                   transferring them or
                                                   receiving value for them, in
                                                   each case other than in the
                                                   circumstances of a solvent
                                                   reconstruction;

                                            (c)    the majority of the Shares
                                                   are suspended from quotation
                                                   on the Exchange for a
                                                   continuous period of more
                                                   than 5 Business Days; or

                                            (d)    the majority of the Shares
                                                   are delisted from the
                                                   Exchange or an announcement
                                                   is made by the Company, the
                                                   Exchange or any other
                                                   regulatory or governmental
                                                   agency, authority or entity
                                                   that such delisting is to
                                                   take place in circumstances
                                                   where no other listing on a
                                                   European stock exchange takes
                                                   place at or prior to the time
                                                   of such delisting;

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                                        3

            "EFFECTIVE DATE"                has the meaning given in the Equity
                                            Swap Confirmation;

            "EQUITY SWAP                    means the confirmation dated 29
            CONFIRMATION"                   November, 2002 evidencing the Equity
                                            Swap Transaction;

            "EQUITY SWAP                    means the equity swap transaction in
            TRANSACTION"                    relation to the Shares between
                                            Floscule B.V. and Credit Agricole
                                            Lazard Financial Products Bank;

            "EXCHANGE"                      means le Premier Marche of the Paris
                                            Stock Exchange (or any successor
                                            thereto);

            "EXPIRATION DATE"               means, in respect of each Option
                                            Period the date set out in Clause 3,
                                            subject to adjustment in accordance
                                            with the Modified Following Business
                                            Day Convention and subject to
                                            adjustment in terms of Clause 3(C);

            "GROUP" means Trief, Wendel Investissement and/or any subsidary of Wendel Investissement;

            "MERGER EVENT"                  means any consolidation,
                                            amalgamation or merger of the
                                            Company with or into another entity;

            "MODIFIED FOLLOWING             has the meaning given in Section
            BUSINESS DAY                    4.12 of the 2000 ISDA Definitions
            CONVENTION"                     published by the International Swaps
                                            and Derivatives Association, Inc;

            "NON-CASH DISTRIBUTION"         means in relation to a Share, any
                                            shares, securities, rights or other
                                            property of whatsoever nature (other
                                            than any Cash Distribution)
                                            distributed by the Company on or in
                                            respect of such Share;

            "OPTION"                        means the option granted under
                                            Clause 2 of this Agreement;

            "OPTION NOTICE"                 means a notice in the form set out
                                            in Schedule 1;

            "OPTION PERIOD"                 means, in respect of any Option
                                            Shares, the period commencing 35
                                            days prior to, up to (and
                                            including), the day that is 30 days
                                            prior to the Expiration Date in each
                                            case;

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                                        4

            "OPTION SHARES"                 means, in respect of each Option
                                            Period, such number of Shares as
                                            Trief shall elect to purchase in
                                            respect of any Option Period,
                                            subject to a maximum number of
                                            shares in any Option Period as set
                                            out opposite the relevant Expiration
                                            Date in Clause 3 (and subject to
                                            adjustment in accordance with Clause
                                            7);

            "POTENTIAL ADJUSTMENT EVENT"    means any of the following:

                                            (a)    a subdivision, consolidation
                                                   or reclassification of
                                                   Shares;

                                            (b)    a reconstruction of the
                                                   Company;

                                            (c)    a distribution of assets of
                                                   the Company;

                                            (d)    a reduction of share capital
                                                   of the Company;

                                            (e)    a Cash Distribution;

                                            (f)    any Non-Cash Distribution; or

                                            (g)    any other event that may, in
                                                   the opinion of the
                                                   Calculation Agent, have a
                                                   diluting or concentrative
                                                   effect on the theoretical
                                                   value of the Shares;

            "PUT OPTION AGREEMENT"          means the put option agreement
                                            concluded between Wendel
                                            Investissement and Tewina on the
                                            date hereof;

            "SHARES" means class A common shares in the capital of the Company with a nominal value of EURO0.16 per share; and

            "TARGET SETTLEMENT DAY"         has the meaning given in Section 1.8
                                            of the 2000 ISDA Definitions
                                            published by the International Swaps
                                            and Derivatives Association, Inc.

     (B) the singular includes the plural and vice versa, the masculine gender includes the feminine, and reference to natural persons include bodies corporate. Reference to Clauses, sub-Clauses and Schedules are to Clauses, sub-Clauses and Schedules of this Agreement, and the headings are for convenience only.

     (C) a reference to any agreement, document, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

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                                        5

     (D) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

2.   OPTION

     (A) In consideration of a payment of EURO1 by Trief to Tewina (the sufficiency and receipt of which is hereby acknowledged by Tewina), Tewina grants to Trief the right (each an "OPTION") to serve on Tewina an Option Notice in respect of each Option Period requiring Tewina to sell to Trief or its nominee (as Trief shall designate in writing) all, but not some only, of the Option Shares for that Option Period in accordance with the provisions of this Agreement. Upon service of an Option Notice Tewina shall be bound to sell the relevant Option Shares to Trief in accordance with the terms of this Agreement.

            Once served, an Option Notice may only be revoked by Trief (provided that it has received the prior written consent of Tewina).

     (B) An Option Notice may be served by Trief at any time during the Option Period.

     (C)    Any Option Notice

            (i) may only be served by fax or in writing and delivered in personor by courier on a Business Day during the Option Period;

            (ii) must be served at or prior to 16h00 London time for it to be effective on that Business Day. Any Option Notice served after such time will be deemed to have been served on the immediately following Business Day and will therefore take effect on that following Business Day;

            (iii)    shall be substantially in the form set out in Schedule 1.

     (D) It is hereby agreed that the maximum number of Shares that Tewina (or, to the extent relevant, its authorised assignee) can be obliged to deliver under the Put Option Agreement and the Call Option Agreements will not exceed 11,000,000 Shares in aggregate. Therefore, the number of Shares that Tewina (or, to the extent relevant, its authorised assignee) may be obliged to deliver under the Call Agreements will be reduced by the number of Shares that Tewina (or, to the extent relevant, its authorised assignee) may have elected to deliver under the Put Agreement provided that if there is a default in delivering any Shares under the Put Agreement the number of Shares that can be called for under the Call Agreements will be retroactively adjusted to take account of such default (subject always to the 11,000,000 Share cap as noted above).

3.   OPTION SHARES AND LAPSE

     (A) The Expiration Dates and maximum number of Option Shares to which this Agreement is applicable shall be:

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                                        6

            EXPIRATION DATE                      NUMBER OF OPTION SHARES
            15 October, 2004                     214,286
            15 November, 2004                    214,286
            15 December, 2004                    214,286
            14 January, 2005                     214,286
            15 February, 2005                    214,286
            15 March, 2005                       214,285
            15 April, 2005                       214,285

     (B) Each Option, except to the extent that it is exercised by service of an Option Notice pursuant to the provisions of Clause 2 above, shall lapse on the expiry of the relevant Option Period in each case.

     (C) If the Equity Swap Transaction is terminated due the exercise of amortisation rights so that there are no further shares the subject of the Equity Swap Transaction, the Expiration Dates in respect of all of the Option Shares then outstanding shall be deemed to be the date falling 10 days after the date on which the Equity Swap Transaction is so terminated. Tewina shall notify Trief of the date on which the Equity Swap Transaction so terminates and of the amended Expiration Date, such notice to be given prior to the date of termination of the Equity Swap Transaction.

4.   PRICE

     (A) The price payable in respect of the relevant Option Shares pursuant to any Option Notice (the "OPTION PRICE") shall be EURO8.10 per share plus, subject to the Expiration Dates not having occurred earlier, an amount per share equal to the sum of (i) 4.9% per annum, compounded annually, on the amount of EURO8.10 calculated on the basis of a 365 day year for the actual number of days elapsed from 30 October, 2003 to 15 October, 2004 plus (ii) 6.9% per annum compounded annually, on the amount of EURO8.10, calculated based on a 365 day year for the actual number of days elapsed from 16 October, 2004 until the Expiration Date in each case.

     (B) The price payable in respect of the Option Shares is subject to adjustment in accordance with the provisions of Clause 7.

5.   COMPLETION

     (A) Completion of the sale and purchase of the Option Shares (if any) shall take place at the offices of the Company on the day that is 3 Business Days after the Expiration Date in each case, or at such other place or on such other date as may be agreed between the parties.

     (B)    On Completion Tewina shall deliver to Trief:

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                                        7

            (i) duly executed instruments of transfer in favour of Trief (or as it may direct in writing); and

            (ii) such waivers or consents as may be required by law, any regulatory requirement, the articles of association of the Company or any agreement to which the Company is a party to enable Trief (or its nominee) to be registered as holder of the Option Shares.

     (C) Against compliance by Tewina with its obligations under Clause 5(B) above, Trief will on Completion pay (or procure payment) to Tewina of the price for the Option Shares calculated in accordance with Clause 4 above.

     (D) If any payment between the parties is subject to any deduction for taxes, levies, duties, charges, imposts or withholdings imposed by law such additional amounts shall be paid by the party obliged to make such a deduction so as to ensure that the net amount received by the other party is equal to the full amount payable to that party under this Agreement.

6.   REORGANISATION

     (A) Subject and without prejudice to Clause 7(C), in the event of the Company undergoing any reorganisation or variation in or of its capital, references in this Agreement to the Option Shares shall be deemed to extend to any shares in the Company derived from the Option Shares, any new shares in the Company of any class which may be issued to Tewina pursuant to the rights attached to or in respect of the Option Shares and any shares into which Option Shares may be converted.

     (B) The reference in Clause 5 to "duly executed instruments of transfer" shall be deemed to extend to such other documents passing title or rights to any such shares as are mentioned above as may be appropriate, in all cases duly executed or completed by Tewina and the Company.

7.   ADJUSTMENT

     (A) Each party shall notify the other promptly following any Delisting Event or Merger Event. The parties agree that this Agreement shall be amended in the same way, MUTATIS MUTANDIS, as the Equity Swap Confirmation as may be necessary to restore this Agreement to its economic value to both parties immediately prior to such event.

     (B) If it is determined in accordance with the provisions of the Equity Swap Confirmation that no amendments are possible so as adequately to restore the Equity Swap Transaction to its economic value to both parties immediately prior to such event and that the Equity Swap Transaction is to be terminated, an Event of Default (as defined below) shall be deemed to have occurred and a notice pursuant to Clause 9 served, on the day designated as the early termination date in respect of the Equity Swap Transaction. The Early

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            Expiration Date shall be deemed to be the day that is 20 Business
            Days following the early termination date in respect of the Equity Map Transaction.

     (C) Following the declaration by the Company of the terms of, or the occurrence of, any Potential Adjustment Event, the parties agree that this Agreement shall be amended in the same way, MUTATIS MUTANDIS, and with effect from the same date as the Equity Swap Confirmation is to be amended to account for the effect of such Potential Adjustment Event and so that the value of this transaction for both parties shall as nearly as possible remain unchanged.

     (D) Any disputes between the parties with regard to allocation of costs and expenses shall be resolved by an independent firm of chartered accountants appointed by agreement between the parties or failing agreement within 14 days of a notice from one party to the other requiring such agreement, by the President of the Institute of Chartered Accountants of England and Wales (the "INDEPENDENT ACCOUNTANT"). The Independent Accountant shall act as expert and not as arbitrator and his determination shall be final and binding on the parties except in the event of manifest error. The fees and expenses of the Independent Accountant shall be borne equally between the parties.

8.   REPRESENTATIONS AND WARRANTIES

     (A) Each party represents, warrants and undertakes to the other that it has power under its memorandum and articles of association, and all authorisations, approvals, consents and licences required by it have been obtained and are in full force and effect, to permit the entry into this Agreement and the transactions contemplated by it in the manner set out herein, and this Agreement has been duly authorised and executed by, and constitutes legally binding obligations of it, and with respect to the sale and purchase of the Option Shares, will not cause any breach of law, rule, order or regulation applicable to them.

     (B) Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter made or given by any person at any time prior to the date of this Agreement except to the extent that it is repeated in this Agreement.

     (C) Each party represents, warrants and undertakes to the other (i) it has consulted with its own legal, regulatory, accounting, tax, financial and investment advisors to the extent it has deemed necessary with regards to the matters contemplated by this Agreement
            (ii) it has made its own independent decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and (iii) it has a full understanding of the risks and benefits of this Agreement and is capable of assuming and assumes (financially and otherwise) such risks. It is not relying on any communication (written or oral) of the other party as advice or as a recommendation to enter into this Agreement and no communication (written or oral) received from the other party shall be deemed to

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                                        9

            be an assurance or guarantee as to the expected results of the arrangements contemplated by this Agreement.

9.   EVENTS OF DEFAULT.

9.1 The occurrence at any time with respect to Tewina or, as applicable, the Credit Support Provider of any of the following events constitutes an event of default (an "EVENT OF DEFAULT"):

     (A) failure by Tewina to make, when due, any payment under this Agreement or delivery under Clause 5(B) required to be made by it if such failure is not remedied on or before the third Business Day after notice of such failure is given to Tewina;

     (B) failure by Tewina to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery to be complied with or performed by Tewina in accordance with this Agreement) if such failure is not remedied on or before the thirtieth day after notice of such failure is given to Tewina;

     (C) a representation or warranty made or repeated or deemed to have been made or repeated by Tewina in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

     (D)    Tewina or the Credit Support Provider:

            (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

            (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

            (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors other than in circumstances of a solvent reconstruction;

            (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition

                     (a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

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                                       10

                     (b) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

            (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

            (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

            (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

            (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in Clauses 9.1(D)(i) to (vii) (inclusive); or

            (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

     (E) Tewina or the Credit Support Provider consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer the resulting, surviving or transferee entity fails to assume all the obligations of Tewina under this Agreement or the Credit Support Provider under the Credit Support Documentation by operation of law or pursuant to an agreement reasonably satisfactory to Trief; or

     (F)    As regards the Credit Support Provider and the Credit Support
            Document:

            (i) failure by Tewina or the Credit Support Provider to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

            (ii) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each transaction to which such Credit Support Document relates without the written consent of Trief; or

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                                       11

            (iii) Tewina or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document.

9.2 If at any time an Event of Default has occurred and is then continuing, then Trief may, by not more than 20 Business Days notice to Tewina specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an EARLY EXPIRATION DATE in respect of the Option.

9.3 If an Early Expiration Date is designated in accordance with Clause 9.2, then:

     (A) the Option Period shall be the period commencing on the date on which the notice pursuant to Clause 9.2 is served until the Early Expiration Date;

     (B)    the Expiration Date shall be deemed to be the Early Expiration Date.

9.4 For the avoidance of doubt, it is hereby stated that save in respect of the provisions of Clause 9.2, there is no other event or circumstance whatsoever (including for the avoidance of doubt the occurrence of an Event of Default or Termination Event under the Equity Swap Transaction (as each term is defined therein) that is not an Event of Default under Clause 9.1) that shall entitle Trief or its permitted assignee to serve an Option Notice prior to the commencement of the Option Period.

10.  ASSIGNMENT

     (A) Trief may not assign or purport to assign all or any part of the benefit of, or its rights or benefit under, this Agreement otherwise than to a member of Trief's Group.

     (B) Tewina may not assign or purport to assign all or any part of the benefit of, or its rights or benefit under, this Agreement.

11.  CONFIDENTIALITY

     (A) Subject to sub-Clause (B) below, each party shall treat as strictly confidential and shall not use or disclose all or any information received or obtained as a result of entering into or performing this Agreement which relates to:

            (i)      the negotiations relating to this Agreement;

            (ii)     the subject matter of this Agreement; or

            (iii)    the Company.

     (B) Either party may disclose information which would otherwise be confidential if and to the extent:

            (i)      required by the law of any relevant jurisdiction; or

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                                       12

            (ii) required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, whether or not the requirement for information has the force of law; or

            (iii) required to vest the full benefit of this Agreement in that party; or

            (iv) disclosed to the professional advisers, auditors and bankers of that party; or

            (v) the information has come into the public domain through no fault of that party; or

            (vi) disclosed to the Calculation Agent or a member of the Calculation Agent's Group; or

            (vii) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

     (C) The restrictions contained in this Clause shall continue to apply after the last Expiration Date for a period of 18 months.

12.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same Agreement and shall become effective when each of the parties hereto shall by its duly authorised signatory have signed a counterpart copy hereof (whether the same or different copies).

13.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     Subject to the provisions of Clause 10, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

14.  NOTICES

14.1 Any notice or other communication in respect of this Agreement may be given in any manner set forth below to the address or number or in accordance with the email details provided below and will be deemed effective as indicated:

     (A) if in writing and delivered in person or by courier, on the date it is delivered;

     (B) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

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                                       13

     (C) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

     (D)    if sent by email, on the date that email is received,

     unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

14.2 Either party may by notice to the other change the address or facsimile number or email details at which notices or other communications are to be given to it.

14.3 The parties' respective notice and communication details for the purposes of this Agreement are:

     Party and title of
     Individual               Address                Facsimile No.      Email
     ----------               -------                -------------      -----
     Trief                    Trief Corporation      +352 269255
     Guy Kettmann             AMPG                   3642
                              L - 1050
                              Dommeldange,
                              50, rue de Beggen,
                              Luxembourg

     Tewina

     Att: TMF Management      Locatellikade 1        +31206730016       maria.plantz@tmf-
     B.V., c/o M.C. van der   1076 AZ                                   group.com
     Sluijs Plantz            Amsterdam
                              The Netherlands

14.4 Any notice to Tewina shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to Trief from time to time):

     John MacBain                              Testa, Hurwitz & Thibeault, LLP
     c/o Trader Classified Media               125 High Street
     56 Route de Vandoeuvres                   Boston
     1253 Geneva                               MA 02110
     Switzerland                               USA

     Fax: +41 22 750 9909                      Fax: +1 617 247 7100
                                               Attention: F. George Davitt
     Baker and McKenzie
     Leidseplein 29

     Leldseplein 29
     PO Box 2720
     1000 CS Amsterdam
     The Netherlands

     Fax: +31 20 626 7949
     Attention: Tom Mitchell

     PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice properly served on Tewina.

14.5 Any notice to Trief shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to Tewina from time to time):

     Attention:

     Arnaud Descleves
     Wendel Investissment
     89 Rue Taitbout
     Paris 75009
     France

     Tel:     (+33) 4285 6357

     Fax:     (+33) 4285 6360

     a.descleves@wendel-investissement.com

     PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice properly served on Trief.

15.  GOVERNING LAW

15.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

15.2 The parties irrevocably agree that the Courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings, suit or action ("PROCEEDINGS") arising out of or in connection with this Agreement may be brought in such courts. The parties irrevocably waive any objection to such Courts being nominated and agree not to claim that such Courts are not a convenient or appropriate forum. The submission to the non-exclusive jurisdiction of the English Courts shall not limit the rights of either party to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one jurisdiction preclude the taking of Proceedings in any other jurisdiction if and to the extent permitted by applicable law.

15.3 For the purposes of Clause 15.2, Trief appoints SJ Berwin (Attention: Bruce Gardner) of 222 Gray's Inn Road, London WC1X XF to act as its agent for service of process in connection with any Proceedings and undertakes promptly to notify Tewina if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

15.4 For the purposes of Clause 15.2, Tewina appoints Trusec Limited of 2 Lamb's Passage, London EC1Y 8BB to act as its agent for service of process in connection with any Proceedings and undertakes promptly to notify Trief if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                   SCHEDULE 1

                                  OPTION NOTICE

TO:    BEHEER- EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V.
       [ADDRESS]

Attention:
                                                                          [Date]


Dear Sir,

                        Re:   TRADER CLASSIFIED MEDIA NV

     We refer to the Call Option Agreement (the "Agreement") dated [ ] November, 2002 by which you granted us a call option to require you to sell to us such
number, being up to [   ] shares in the capital of Trader Classified Media NV
(the "COMPANY") as we shall elect to purchase.

     We write, pursuant to Clause 2 of the Agreement, to give you notice that we hereby exercise the call option conferred on us by the Agreement and accordingly
call upon you to sell [     ] Shares in the capital of the Company from us at a
price of EURO [* plus adjustment] per share.

     Completion of the sale and purchase of these shares will take place at
[       ] on [          ],200[ ] in accordance with Clause 5 of the Agreement.

Yours faithfully,


for and on behalf of
TRIEF CORPORATION S.A.

Signed by                          ) /s/ Yves Moutran
                                   )
for and on behalf of               )
TRIEF CORPORATION S.A.             )


Signed by                          ) /s/ Maria van der Sluijs-Plantz
                                   ) ---------------------------------
for and on behalf of               ) TMF Management B.V.
BEHEER- EN                         )
BELEGGINGSMAATSCHAPPIJ               /s/ Alexander Verheijen
TEWINA BV                            ---------------------------------
                                     TMF Management B.V.